Exhibit 10.1
PROMISSORY NOTE

$2,000,000	April 3, 2018

FOR VALUE RECEIVED, BREKFORD TRAFFIC SAFETY, INC. (“BTS”), a Delaware corporation, and NOVUME SOLUTIONS, INC. (“Novume”), a Delaware corporation, (collectively "Borrower"), promise to pay to CEDARVIEW OPPORTUNITIES MASTER FUND, LP, a Delaware limited partnership ("Payee" or “Lender”), in lawful money of the United States of America, the principal sum of Two Million ($2,000,000) Dollars (“Loan”), in the manner provided below.

SECTION 1. PAYMENTS

1.1 PRINCIPAL AND INTEREST

The principal sum of Two Million ($2,000,000) Dollars, shall be due and payable on May 1, 2019 (the “Maturity Date”) or upon an Event of Default, both principal and interest payable in lawful money of the United States of America at the offices of Payee at the address listed below or such other address as Payee shall designate in writing. Interest from the date hereof at the rate of fifteen (15%) percent per annum shall be calculated and payable to Payee in full the first day of each month from the date of this Note through the Maturity Date. Borrower shall in all events pay to Lender one full year’s interest. Lender shall be paid all interest through the Maturity Date regardless of any prepayment by Borrower of principal of this Loan.

1.2 MANNER OF PAYMENT

Payment on this Note shall be made by certified or bank cashier's check or by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal, or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of New York.

SECTION 2. TRANSFER OF SHARES

In consideration for making the Loan, Novume shall be obligated to issue to Lender upon execution of this Note Thirty Five (35,000) Thousand shares of restricted Novume stock with full registration rights (the “Lender’s Shares”), subject to approval of listing of additional shares by the Nasdaq Stock Market. Novume agrees to include the Lender’s Shares on the next registration statement filed with the Securities and Exchange Commission with respect to shares to be sold by selling stockholders (the “Selling Stockholder Registration Statement”). In the event Novume does not include the Lender’s Shares on the Selling Stockholder Registration Statement, Novume shall be required to issue an additional 15,000 shares of Novume common stock to the Lender. Upon request of the Lender at any time after six months from the date of this Note, Novume shall cause its counsel to issue a legal opinion to permit the sale of the Lender’s Shares in accordance with Rule 144 under the Securities Act of 1933, assuming satisfaction of all requirements of such rule.

SECTION 3. ASSET SALE PARTICIPATION

3.1 In the event the capital stock or the business and assets of BTS is sold, either in whole or in part in the discretion of the Borrower (the “Asset Sale”), the Lender shall participate in and receive from the Asset Sale, in cash, an amount equal to seven (7) percent of all consideration received by Borrower in excess of Five Million ($5,000,000) Dollars from the proceeds or other consideration received in connection with any Asset Sale, regardless of whether each occurs prior or subsequent to the Maturity Date (“Lender’s Participation”). In the event the business and assets of BTS are sold or transferred in the course of more than one Asset Sale, Lender shall receive a cash payment(s) equal to a participation of seven (7) percent of the cash value of the cumulative value in excess of Five Million ($5,000,000) Dollars of all such Asset Sales in the aggregate as its Lender’s Participation. Borrower shall pay to Lender its Lender’s Participation within thirty (30) days of the close of each Asset Sale. In addition, commencing January 1, 2020, Cedarview shall receive, on a quarterly basis, seven percent of BTS’ cash flow, defined as “EBITDA less capital expenditure less taxes”, and the distributions made to Cedarview under this formula shall be credited against any payments that might ultimately be paid to Cedarview as its Lender’s Participation.

3.2 In the event that a minority stake of BTS is sold at an implied valuation that exceeds $5,000,000, the proceeds shall be applied as follows: first, to pay all outstanding principal and interest of this Loan and, second, to make a participation payment equal to the difference between the implied value of the transaction and $5,000,000 multiplied by the 7 percent Lender’s Participation and further multiplied by the percentage of the assets as a whole that are being sold. As an example – if 30 percent of BTS is sold to a partner for $3,000,000, which gives the business as a whole an implied $10,000,000 valuation, then Lender will receive (i) the $2,000,000 of the outstanding principal it is owed, plus interest, plus a payment of $105,000, which is $10,000,000, less $5,000,000, X 7 percent, X 30 percent.

SECTION 4. CREATION OF A SECURITY INTEREST

4.1 Security Interest. BTS hereby grants to Lender to secure the payment and performance in full of all of the obligations under this Note, a continuing security interest in, and pledges to Lender, all of BTS’s right, title and interest in, to and under all the assets of BTS wherever located (the “Collateral”), whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants and covenants that the security interest granted herein is and shall at all times be a first priority perfected security interest in the Collateral.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Lender to file financing statements, or any document similar thereto including collateral agreements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder. Such financing statements may indicate the collateral as “all assets of the Debtor (such Debtor being BTS)” or words of similar effect, all in Lender’s discretion and in accordance with the requirements of the Uniform Commercial Code (the “Code”).

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower hereby represents and warrants to Lender as of the date hereof as follows:

5.1 Binding Agreement. The Agreement and the other Loan Documents constitute and will constitute, when issued and delivered valid and binding obligations of Borrower, enforceable in accordance with their respective terms.

5.2 Organization, Power, Authorization. Each of the Borrowers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Borrowers has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated thereby.

5.3 Non-Contravention. Neither the execution and the delivery of this Agreement and the Loan Documents, nor the consummation of the transactions contemplated hereby will (a) violate any injunction, order, decree, ruling, charge or any provision of Borrower’s charter documents or, any restriction of any government, governmental agency, or court to which Borrower is subject, or (b) conflict with, result in a material breach of , constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate , or cancel, any material agreement, contract, lease, license, instrument, or other agreement to which Borrower is a party or by which it is bound or to which any of its assets are subject.

5.4 Collateral. BTS has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all liens. The security interests and Liens granted to Lender under this Agreement and the other Loan Documents to which BTS is a party constitute valid and perfected first priority liens and security interests in and upon the Collateral to which BTS now has or hereafter acquires rights.

SECTION 6. COVENANTS.

6.1 Encumbrances. BTS shall not create, incur, allow, or suffer any Lien on any Collateral, convey or permit any Collateral not to be subject to the first priority security interest granted herein.

6.2 Reports. Borrower shall provide Lender on a timely basis all quarterly financials of BTS.

6.3 Further Assurances.  Borrower shall execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s security interest in the Collateral or to otherwise affect the purposes of this Agreement.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF LENDER.

7.1 Organization; Power; Authorization.  Lender is limited partnership, duly organized and in good standing under the laws of the State of Delaware.  Lender has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

SECTION 8. EVENTS OF DEFAULT; REMEDIES UPON DEFAULT.

8.1 Events of Default.  The occurrence of any of the following events shall constitute an event of default (each, an “Event of Default”) hereunder:

(a) Borrower fails to pay timely any interest payment within ten (10) days when due hereunder, the principal and Lender’s Partcipation, and any other amounts due under the Loan Documents within ten (10) of when the same becomes due and payable;

(b) Borrower (A) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law for the relief of, or relating to, debtors, now or hereafter in effect; (B) applies for or consents to the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for Borrower or for a substantial part of Borrower’s assets; (C) makes a general assignment for the benefit of creditors; (D) becomes unable to, or admits in writing its inability to, pay its debts generally as they come due; or (E)  takes any corporate action in furtherance of any of the foregoing;

(c) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, sequestrator, conservator, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower;

(d) One or more judgments for the payment of money in an amount, individually or in the aggregate,  that could reasonably be expected to have a material adverse effect on Borrower’s business or operations (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) are entered by a court of competent jurisdiction against Borrower which judgment remains undischarged, unsatisfied, unvacated or unstayed for a period of twenty (20) days after such judgment becomes final and non-appealable;

(e) Borrower breaches any representation, warranty or covenant set forth herein, or any representation, warranty or other statement made by Borrower in the Loan Documents, or any other agreement or other document delivered in connection with any of the Loan Documents, including without limitation Sections 2 and 3 herein, which shall prove to have been false or misleading in any material respect;

(f) After the date hereof, Borrower grants any Person, other than Lender, any Lien or other encumbrance on the Collateral or on all or any substantial part of its assets, except for mechanic’s liens and any such other liens which individually or in the aggregate are not material.

SECTION 9. Remedies Upon Default. Upon the occurrence of an Event of Default hereunder:

9.1 All unpaid principal, unpaid interest, Lender’s Participation and other amounts owing hereunder shall, at the option of Lender, be immediately due and payable by Borrower.

9.2 Lender shall have the right to exercise all the remedies of a secured party under the Code, including without limitation the right to require BTS to assemble the Collateral and to make it available to Lender at a place designated by Lender. Borrower will pay any reasonable expenses (including reasonable attorneys’ fees) incurred by Lender in connection with the exercise of any of Lender’s rights hereunder, including without limitation any expense incurred in disposing of the Collateral; and

9.3 Lender may proceed to protect and enforce its right by suit in the specific performance of any covenant or agreement contained in the Loan Documents or in aid of the exercise of any power granted in the Loan Documents or may proceed to enforce the payment of the Loan Documents or to enforce any other legal or equitable rights as Lender may have, including exercising any right or remedies available to Lender under the Loan Documents and under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.4 Any and all amounts (including principal, interest, Lender’s Participation and other amounts due and all reasonable costs and expenses of collection, including reasonable attorneys’ fees) outstanding hereunder after an Event of Default shall bear Default Interest from the date due until paid at the rate of eighteen percent (18%) per annum.

9.5 If an Event of Default has occurred and is continuing, Borrower shall have no right to specify the order or the accounts to which Lender shall allocate or apply any payments required to be made by Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.  If an Event of Default has occurred and is continuing, Lender may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of accounts or other disposition of the Collateral, or otherwise, to the obligations in such order as Lender shall determine in its sole discretion.

9.6 Lender’s Liability for the Collateral.  So long as Lender complies with reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Lender customary for Persons in possession or having control of items similar to the Collateral, Lender shall not be liable or responsible for: (i) any loss or damage to the Collateral; (ii) any diminution in the value of the Collateral; or (iii) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

SECTION 10. MISCELLANEOUS.

10.1 Governing Law/Jurisdiction/Waiver. The interpretation and enforcement of this Agreement and the Loan Documents shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws principles thereof. Disputes arising out of this Note or the performance thereof and/or any other agreement made herewith including the Security Agreement shall be governed by such laws and each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any federal or state court sitting in the County of New York in the State of New York and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement shall be litigated exclusively in such court.

10.2 EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER. The parties hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York County and the Federal courts located in the Southern District of New York, with respect to any action or legal proceeding commenced by either party with respect to this Agreement. Each party irrevocably waives any objection it now has or hereafter may have respecting the jurisdiction or venue of any such action or proceeding or the inconvenience of such forum, and each party consents to the service of process in any such action or proceeding by overnight delivery only to the parties listed in Section 10.5 herein. Each party agrees that in any such action, the prevailing party shall be entitled to its reasonable attorney’s fees.

10.3 Amendment and Waiver. The provisions of this Agreement may be amended, modified, or waived only with the prior written consent of the parties hereto. No course of dealing or the failure of any party to enforce any of the provisions of this Agreement shall in any way operate as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

10.4 Entire Agreement. This Agreement including all Loan Documents constitute the full and complete understanding of the parties, and supersedes and terminates all other prior agreements and writings between the parties hereto only with respect to their subject matter.

10.5 Notices. All notices, requests, claims, demands and other communications between the parties shall be in writing. All such notices shall be given either (i) by delivery in person (ii) by nationally recognized next day courier service, or (iii) by electronic mail to the address of the party specified in this agreement or such other address as any party may specify in writing. All notices shall be effective upon the earlier of (i) the day of delivery in person or the day of delivery in the case of delivery by courier or (ii) on the date any electronic mailing.

If to the Lender:	CEDARVIEW OPPORTUNITIES MASTER FUND L.P.
One Penn Plaza, 45th Floor
New York, NY 10119
Email : Bweinstein@cedarviewcapital.com

with a copy to:	LAW OFFICE OF MARK R. KOOK
270 Madison Avenue, Suite 1203
New York, New York 10016
Email: Mkook@kooklaw.com

If to the Borrower:	NOVUME SOLUTIONS, INC.
BREKFORD TRAFFIC SAFETY, INC.
14420 Albemarle Point Place, Suite 200
Chantilly, VA 20151
Tel: (703) 953-3838
Attn: Suzanne R. Loughlin
EVP, General Counsel

with a copy to:	SICHENZIA ROSS FERENCE KESNER LLP
1185 Avenue of the Americas
New York, NY 1003
Attn: Thomas A. Rose, Esq.
Tel: (212) 930-9700
Email: trose@srfkllp.com

10.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such valid, illegal or unenforceable provision had never been contained herein.

10.7 Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or electronic delivery), each of which shall be deemed to be an original but all of which together shall constitute one agreement. Fax and .pdf copies of signatures shall be treated as originals for all purposes.

10.8 Representation by Counsel. Each party agrees that it has had full opportunity to have this Agreement and the Loan Documents reviewed by its own counsel, and has not relied on the advice of the other party's counsel.

10.9  Usury. In no event shall the amount of interest due or payable hereunder exceed the maximum amount of interest allowed by applicable law. In the event the interest provided for hereunder exceeds the maximum lawful amount, then the interest rate provided herein shall be deemed modified to the maximum lawful amount, and in the event any payment is made which exceeds such maximum lawful amount, then the amount of such excess sum shall be credited as a payment of principal. It is the express intent hereof that Borrower shall not pay and Lender shall not receive, directly or indirectly, interest in excess of what may lawfully be paid by Borrower under applicable law.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Secured Loan and Security Agreement as of the date first above written.

BORROWER:	LENDER:

BREKFORD TRAFFIC SAFETY, INC.	CEDARVIEW OPPORTUNITIES MASTER FUND L.P.

By: /s/ Robert A. Berman	By: /s/ Burton Weinstein
Name: Robert A. Berman	Name: Burton Weinstein
Title: Authorized Signatory	Title: Managing Partner

NOVUME SOLUTIONS, INC.

By: /s/ Robert A. Berman
Name: Robert A. Berman
Title: Chief Executive Officer